Exhibit 99.1


                              PGT, Inc. Announces
              Full Exercise of Underwriters' Over-Allotment Option

VENICE, FL, August 1, 2006 (BUSINESS WIRE) - PGT, Inc. (Nasdaq: PGTI) announced that the underwriters of its previously completed initial public offering of 8,823,529 shares of its common stock have fully exercised their over-allotment option to purchase an additional 1,323,529 shares of the company's common stock.

With the exercise of the underwriters' option, the aggregate proceeds of PGT's common stock offering will be approximately $132 million. PGT has used the net proceeds from this offering, together with cash on hand, to repay in full the $115 million of indebtedness under the company's second lien credit facility and expects to repay a total of $39 million of indebtedness under the company's first lien credit facility.

About PGT, Inc.
---------------
PGT(R) pioneered the U.S. impact-resistant window and door industry and today is the nation's leading manufacturer and supplier of residential impact-resistant windows and doors. PGT is also one of the largest window and door manufacturers in the United States. In its 25th year, the Company employs over 2,400 at its 485,000-square-foot manufacturing, glass laminating and tempering, and delivery fleet facilities in Venice, FL, and its 225,000-square-foot production facility in Lexington, N.C. Sold through a network of over 1,300 dealers and distributors, the Company's total line of custom windows and doors is now available throughout the eastern United States, the Gulf Coast and in a growing international market, which includes the Caribbean, South America and Australia. PGT's product line includes PGT(R) Aluminum and Vinyl Windows and Doors; WinGuard(R) Impact-Resistant Windows and Doors; Multi-Story Series 800 Windows and Doors; and Eze-Breeze(R) Sliding Panels. For more information about PGT, visit the Company's website at www.pgtindustries.com.


SOURCE: PGT, Inc.


PGT, Inc.
Jeff Jackson, 941-486-0100, extension 22786 jjackson@pgtindustries.com